TERM LOAN AGREEMENT

BY AND BETWEEN

SVB INDIA FINANCE PRIVATE LIMITED

AND

BORROWER

SVB	BORROWER

Yatra Online Private Limited

TABLE OF CONTENTS

SVB	BORROWER

Yatra Online Private Limited

SVB	BORROWER

भारतीय गैर न्यायिक

एक सौ रुपये Rs. 100

रु. 100 ONE HUNDRED RUPEES

भारत INDIA

INDIA NON JUDICIAL

हरियाणा HARYANA M 726063

TERM LOAN AGREEMENT

THIS TERM LOAN AGREEMENT (this "**Agreement**") made on the day, month and year set out in *Schedule 1 Part 1* hereof between the Person(s)/corporation(s) named in *Schedule 1 Part 1* hereof (hereinafter referred to as the "**Borrower**") of the ONE PART

AND

SVB India Finance Private Limited, a private limited company incorporated under the Companies Act, 1956 and registered as a Non-Banking Financial Company within the meaning of the Reserve Bank of India Act, 1934 having its registered office at 12th Floor, Express Towers, Nariman Point, Mumbai 400021 (hereinafter referred to as "**SVB**", which expression shall, unless it be repugnant to the subject or context thereof, include its successors and permitted assigns) of the OTHER PART.

SVB and the Borrower are hereinafter, where the context so requires, collectively referred to as the "**Parties**" and individually as "**Party**"

1 DEFINITION AND CONSTRUCTION

1.1 Definitions. Capitalized terms, unless defined elsewhere in this Agreement, shall have the meaning assigned to such terms in Appendix 1 of this Agreement.

1.2 Construction. Unless specified elsewhere in this Agreement, this Agreement shall be interpreted using the rules of construction as mentioned in Appendix 1 to this Agreement.

2 TERM LOAN; DISBURSEMENT TERMS

2.1 Terms of disbursement and draw downs.

2.1.1 Subject to the terms and conditions set forth in this Agreement and in the other Loan Documents, SVB shall extend the Term Loan to the Borrower on the First Closing Date and on the Second Closing Date, as the case may be, up to an aggregate of the principal amount as specified in *Schedule 1 Part 1* hereunder. The Term Loan shall be utilized by the Borrower only for the specific Purpose as stated in *Schedule 1 Part 1* hereunder, and for no other reason or purpose whatsoever.

2.1.2 The Borrower shall, drawdown the Term Loan in 2 (two) tranches (**"Tranche/s"**) on or prior to the Last Date of Drawal for each Tranche *i.e.* the First Closing Date and the Second Closing Date. At least 7 (Seven) days prior to the drawdown date of each Tranche, the Borrower shall submit a Confirmation Certificate in the form provided in Schedule 1 Part 2. Upon SVB being satisfied with the declarations made in the Confirmation Certificate and at least 2 (Two) Business Days prior to the date of the drawdown of the First Tranche and the Second Tranche, as the case may be, the Borrower shall submit a Drawal Request in the form provided in Schedule 1 Part 3, upon the receipt of which SVB shall disburse the First Tranche

SVB	BORROWER

or the Second Tranche, as the case may be. Unless SVB otherwise agrees, the right to make the drawal from the Term Loan shall cease (i) for the First Tranche on November 30, 2013 and (ii) for the Second Tranche, within 60 days of the closing of the Equity Round, but not later than March 31, 2014 (each being the "**Last Date of Drawal**") specified in *Schedule 1 Part 1* hereunder.

2.1.3 <u>Procedures for Borrowing.</u> Subject to the prior satisfaction of all other applicable conditions to the making of the Term Loan disbursement in accordance with the specific terms set forth in *Schedule 1 Part 1* hereunder, the Borrower shall furnish to SVB a Drawal Request, at least 2 (Two) Business Days prior to the draw down date of each Tranche, in the manner specified in *Schedule 1 Part 3* hereunder; provided each such draw down date is a Business Day. If SVB is satisfied with the declarations made in the Confirmation Certificate, SVB shall credit the First Tranche or the Second Tranche amount to the designated account of the Borrower on the relevant draw down date

2.1.4 The Borrower shall be entitled to avail each Tranche of the Term Loan up to the Last Date of Drawal for such Tranche/s provided the Borrower complies and continues to comply with the terms and conditions contained in this Agreement and the other Loan Documents, and contingent upon there being no subsisting Event of Default.

2.2 <u>Repayment</u>.

2.2.1 The Borrower shall repay the Term Loan on the Due Date(s), in accordance with the terms set out in *Schedule 1 Part 1* hereof. The entire unpaid Term Loan Amount together with (a) Interest, (b) Expenses incurred by SVB in connection with this Agreement and / or the other Loan Documents and not reimbursed by the Borrower in accordance with Section 4.1, (c) Taxes paid by SVB and not reimbursed by the Borrower in accordance with Section 4.1 and (d) such other amounts due to SVB as provided under this Agreement that shall have become due and payable on the respective Maturity Date/s. If the Due Date in respect of any amounts payable under the Term Loan falls on a day which is not a Business Day, the immediately preceding Business Day shall be considered as the Due Date for such payment.

2.2.2 The Borrower may prepay the outstanding principal amounts of the Term Loan in full or in part, before the Due Date/s, subject to the Borrower paying the Prepayment Fee in accordance with the terms set out in *Schedule 1 Part 1* hereof, together with any other Expenses, charges and/ or fees.

3 PAYMENT OF INTEREST

3.1 The Borrower shall pay to SVB, Interest on the principal amounts of the Term Loan at the rate, in the manner and on the dates specified in *Schedule 1 Part 1* hereof.

SVB	BORROWER

3.2 In the event any monies remain due and payable by the Borrower to SVB, whether under this Agreement and / or the other Loan Documents or otherwise, SVB may, at its sole discretion, adjust such monies against the amounts available for drawal by the Borrower on such date, and all such adjustments shall be treated as drawals by the Borrower. Further, all such monies, including interest, which have not been paid by the Borrower on the respective Due Date(s), shall carry further interest at the Default Rate. Such interest will be computed from the respective Due Date(s) and shall become payable with monthly rests, or such other rests as may be prescribed by SVB from time to time, and shall be payable on the dates specified in Section 3.1 above. The Borrower hereby expressly acknowledges that the further rates of interest under this Section 3.2 are reasonable and that they represent genuine pre-estimates of the loss expected to be incurred by SVB in the event of non-payment of any monies by the Borrower.

3.3 The Parties agree that the Term Loan provided under this Agreement shall carry a fixed rate of Interest in accordance with Section 7 of *Schedule 1 Part 1*. The Interest payable by the Borrower shall be subject to the changes based on applicable guidelines / directives issued by the RBI from time to time. Accordingly, the Borrower hereby accepts and acknowledges that SVB shall be obliged to give effect to any revision of interest rates pursuant to applicable guidelines / directives that maybe issued by the RBI from time to time, and the Borrower agrees that it shall be bound by all actions taken by SVB in this regard.

3.4 The Borrower acknowledges that the Term Loan provided under this Agreement is for a commercial transaction and hereby explicitly waives any defense that may be available to it under usury or other laws relating to the charging of interest.

3.5 Interest and all other charges shall accrue from day to day, and shall be computed on the basis of a 365 (Three Hundred and Sixty Five) day year for the actual number of days elapsed.

4 OTHER TERMS OF PAYMENTS

4.1 The Borrower shall bear all Taxes (including, without limitation, stamp duty and relevant registration and filing charges in connection with this Agreement and / or the other Loan Documents) as may be levied from time to time in respect of or in connection with the Term Loan, this Agreement and / or the other Loan Documents. The Borrower shall also pay or reimburse all (a) sums paid and / or Expenses incurred by SVB (including stamp duty and legal counsel expenses incurred towards the loan documentation and such other expenses incurred by or on behalf of their representatives / consultants / appraiser) in connection with this Agreement and / or the other Loan Documents, and (b) such other duties, charges and penalties as may be levied or charged, in connection with the Loan Documents, according to the Laws for the time being in force. For the avoidance of any doubt, the Borrower shall not be required to reimburse and/or pay any income taxes of SVB or gross-up any Taxes

SVB	BORROWER

that is required to be deducted under applicable Law. In the event of the Borrower failing to pay the monies referred to above, SVB may, at its discretion, decide to make the necessary payments as applicable. The Borrower shall forthwith and no later than 5 (Five) Business Days from the date of receipt of a notice of demand from SVB in respect thereof ("**Reimbursement Date**"), reimburse all sums paid by SVB in accordance with the provisions contained herein. In addition to the said rights, in the event that the Borrower fails to make the payments under this Section on or before the Reimbursement Date, then all such sums shall carry interest from the Reimbursement Date till such sums are duly reimbursed by the Borrower at Default Rate and, the payment made to SVB in this regard shall include the aforesaid interest.

4.2 All Taxes required by Law to be paid / deducted by the Borrower from any amounts of interest paid or payable under this Agreement shall be paid by the Borrower to the appropriate authorities when due, and the Borrower shall within the statutory limits prescribed under Law, deliver to SVB, a certificate of tax deduction at source or any other evidence prescribed under Law satisfactory to SVB that the payment has been duly remitted to the appropriate authority.

4.3 The Borrower hereby expressly accepts, declares and confirms that, notwithstanding any of the provisions of the Indian Contract Act, 1872 or any other applicable Law, or any terms and conditions to the contrary contained in this Agreement, SVB may, at its absolute discretion, appropriate any payments made by the Borrower under this Agreement and / or any amounts realized by SVB by enforcement of security or otherwise, towards the dues payable by the Borrower to SVB under this Agreement and / or other agreements entered into between the Borrower and SVB and in any manner whatsoever.

4.4 Unless otherwise stipulated in *Schedule 1 Part 1* hereof, all monies payable by the Borrower to SVB shall be paid into such account(s) as SVB may notify to the Borrower by cash, telegraphic, telex or mail transfer or by cheque / bank draft drawn in favor of SVB on a scheduled bank and shall be so paid as to enable SVB to realize, at par, the amount on or before the relevant Due Date. Credit for all payments by cheque / bank draft will be given only on realization or on the relevant Due Date, whichever is later.

4.5 Unless an Event of Default has occurred and is continuing, SVB shall apply any funds of the Borrower in its possession, whether from payments, or proceeds realized as the result of any collection of Receivables, invocation of the obligations of the Guarantors under the Guarantee, or other disposition of the Collateral, first, to Expenses, including without limitation, the reasonable costs, expenses, liabilities, obligations and attorney's fees incurred by SVB in the exercise of its rights under this Agreement; second, to the interest due upon any of the Obligations; and third, to the principal of the Obligations and any applicable fees and other charges, in such order as SVB shall determine in its sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto and the Borrower shall remain liable to SVB for any deficiency. In the event an Event of Default has occurred and is continuing, SVB may apply any funds in its possession,

whether from payments or proceeds realized as the result of any collection of Receivables, invocation of the obligations of the Guarantors under the Guarantee, or other disposition of the Collateral, or otherwise, to the Obligations in such order as SVB shall determine in its sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to SVB for any deficiency. If SVB, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, SVB shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt of the monies by SVB.

5 CONDITIONS PRECEDENT

5.1 SVB's obligation to make the Term Loan or any Tranche thereof shall be subject to the Borrower duly performing and satisfying the specific conditions precedent as set forth in *Schedule 1 Part 1* hereunder to the satisfaction of SVB in its sole discretion.

5.2 Upon fulfillment of the conditions precedent referred to under Section 5.1, the Borrower shall forthwith issue a written notice to SVB, informing SVB about the fulfillment of the said conditions. SVB, on being satisfied of the fulfillment of the conditions precedent and all other conditions under the Loan Documents, shall make the Term Loan disbursement of each Tranche to the Borrower in accordance with the terms of this Agreement.

6 SECURITY INTEREST

6.1 Borrower hereby expressly grants SVB, to secure the payment and performance in full of all of the Obligations, a continuing security interest, and creates a Lien which shall comprise of first exclusive charge by way of hypothecation of the Hypothecated Goods (as defined under the Deed of Hypothecation) in favor of SVB ("**Hypothecation**"), in the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof, including in accordance with the specific terms and conditions set forth under *Schedule 1 Part 1* hereunder. The Borrower represents, warrants, and covenants that the security interest granted herein is and shall, unless otherwise agreed in writing between the Parties, at all times continue to be an exclusive first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to SVB's security interest under this Agreement or the Loan Documents). In addition to the above, the Guarantor has agreed to provide a continuing unconditional guarantee to secure the Obligations of the Borrower in terms of and pursuant to the Guarantee and in accordance with the specific terms and condition set forth therein and in the other Loan Documents.

6.2 In the event that this Agreement is terminated, SVB's Lien in the Collateral and the guarantee obligations under the Guarantee shall continue until the Obligations are repaid in full in cash by the Borrower. Upon payment to SVB in full and in cash of the Obligations by

SVB	BORROWER

the Borrower, SVB shall, at Borrower's sole cost and expense, (i) release its Lien in the Collateral and all rights therein shall revert to Borrower and (ii) discharge the Guarantor from the obligations under the Guarantee. This Section shall survive the termination of this Agreement for any reason whatsoever.

6.3 The Borrower shall comply / ensure compliance with the following condition:

6.3.1 particulars of Lien, if applicable, is to be filed with the concerned Registrar of Companies ("**ROC**") and duly registered forms along with challan evidencing the payment of ROC's fee are handed over to SVB.

6.4 The above conditions set forth herein are in addition to any other conditions and requirements as maybe prescribed under *Schedule 1 Part 1*, the other Loan Documents or as may be directed by SVB from time to time, to be fulfilled by the Borrower in order to perfect SVB's Lien and security interest in the Collateral and / or SVB's rights under the Guarantee.

7 BORROWER'S COVENANTS

7.1 The Borrower shall promptly, where applicable:

7.1.1 Notify SVB in writing if it becomes aware of any fact, matter or circumstance (whether existing on or before the date of this Agreement or arising afterwards) which would cause any of the representations and warranties of the Borrower and / or of the Guarantor under this Agreement or the other Loan Documents to become untrue or inaccurate or misleading in any material respect.

7.1.2 Notify SVB in writing if it or the Guarantor has committed any default or is in breach of any of its covenants under this Agreement or the other Loan Documents or if it becomes aware of any fact, matter or circumstance (whether existing on or before the date of this Agreement or arising afterwards) which may give rise to a possibility of any breach of its covenants under this Agreement or the other Loan Documents.

7.1.3 Notify SVB in writing if it becomes aware of any fact, matter or circumstance which may have any Material Adverse Change or may give rise to any Material Adverse Change.

7.1.4 Deliver to SVB, each of the following:

a. Monthly unaudited profit and loss account statement of the Borrower and each of the Qualified Entities, within 30 (Thirty) days of each month end,

b. quarterly unaudited balance sheet of the Borrower and each of the Qualified Entities, within 30 (Thirty) days of end of each quarter,

SVB	BORROWER

Yatra Online Private Limited

c. annual financial statements (unaudited consolidated and audited standalone) of the Borrower and each of the Qualified Entities, within 180 (One Hundred and Eighty) days from the close of the financial year certified by independent public accountants acceptable to SVB;

d. Annual operating budgets and projections of the Borrower and each of the Qualified Entities within 45 (Forty Five) days of each financial year end; and

e. Month end encumbered and unencumbered cash position of the Borrower and the Qualified Entities, within 7 (Seven) days of each month end.

7.1.5 Deliver to SVB, copies of all notices of default, termination, claims or demands made, against it and/or the Guarantor or by it and/or the Guarantor, which is, in the opinion of the Borrower, material in nature. It is hereby clarified that the Borrower shall be required to notify SVB in the event that the notice pertaining to any default, termination or claims has been issued by a financial institution

7.1.6 Notify SVB of (i) any action or steps taken or legal proceedings started by or against the Borrower and/or the Guarantor in any court of law for its winding-up, dissolution, administration or reorganization or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of the Borrower and /or the Guarantor or of any or all of the Collateral; and / or (ii) any litigation, arbitration, administrative or other proceedings initiated or threatened (to the knowledge of the Borrower) against the Borrower and/or the Guarantor or their assets, in the event amounts involved in such litigation, arbitration etc. exceed Rs. 2,500,000 (Rupees Two Million Five Hundred Thousand only).

7.1.7 Notify SVB of any material loss or damage which the Borrower may suffer due to any event, circumstances or act of God.

7.1.8 Deliver to SVB copies of all material documents dispatched by the Borrower to all its creditors (or any general class of them) at the same time as they are dispatched to the other creditors.

7.1.9 Deliver to SVB other documents as may be reasonably required by SVB in relation to the Term Loan, from time to time.

7.1.10 Notify SVB in the event the Borrower and/or the Guarantor contracts, creates, incurs, assumes or suffers to exist any further Indebtedness, in any manner whatsoever, except (i) as specifically permitted under this Agreement or (ii) as maybe specifically approved in writing by SVB; or (iii) trade liabilities and guarantees etc. assumed in the normal course of business (but excluding any liabilities or guarantees relating to Indebtedness from any financial institutions).

SVB	BORROWER

Yatra Online Private Limited

7.2 Affirmative Covenants. The Borrower hereby covenants and agrees that until the Obligations of the Borrower under this Agreement are fully paid off to the satisfaction of SVB, the Borrower shall comply with the following:

7.2.1 The Borrower shall maintain its existence, corporate or otherwise, and right to carry on business and operations and ensure that it has the appropriate, requisite Consents and is duly qualified to conduct its business and operations as it is conducted in all applicable jurisdictions and will obtain and maintain all franchises, consent, approvals, and rights necessary for the conduct of its business and operations in such jurisdictions.

7.2.2 The Borrower shall comply with all its obligations under each Loan Document.

7.2.3 The Borrower shall promptly obtain all necessary Consents, and shall maintain and comply with the terms of all such Consents, as maybe necessary for entering into or performing its obligations under this Agreement and the other Loan Documents or for conducting its business and operations.

7.2.4 The Borrower shall use the proceeds of the Term Loan for the Purpose as specified in *Schedule 1 Part 1* hereunder

7.2.5 The Borrower shall ensure that, save as otherwise provided in this Agreement and the other Loan Documents, its obligations under this Agreement and the other Loan Documents do and will rank above and prior to all its other present and future obligations.

7.2.6 The Borrower shall make, and cause each of its subsidiaries to make, timely payment of all Taxes and shall file all relevant Tax returns when due. The Borrower shall deliver to SVB, on demand, appropriate certificates attesting to such payments. The Borrower shall at all times materially comply with all applicable Laws.

7.2.7 The Borrower shall obtain the prior written approval of SVB for any change or replacement of its existing auditors if the proposed auditor is not one of the Big Four Auditors.

7.2.8 The Borrower shall keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower's industry and location, and as SVB may request. Insurance policies shall be in the form and with companies that are satisfactory to SVB. The Borrower shall comply with all the conditions of the insurance policies taken by it, and shall promptly pay all premium and other sums payable for the aforesaid purpose. The Borrower agrees that, in the event of failure on the part of the Borrower to insure the assets or to pay the insurance premium or other sums referred to above, SVB may at its sole discretion get the assets insured

Yatra Online Private Limited

SVB	BORROWER

or pay the insurance premium and other sums referred to above, as the case may be and take such other actions as SVB may deem prudent. The Borrower shall repay all such payments made to the insurance companies by SVB in connection with insuring the assets of the Borrower. The Borrower shall promptly deliver to SVB and in no event, later than the period specified in *Schedule 1 Part 1* hereunder, certified true copies of all policies of insurance.

7.2.9 So long as any monies remain due and outstanding to SVB under this Agreement, the Borrower undertakes to notify SVB in writing of all its acquisitions of immovable properties and as soon as practicable thereafter to make out a marketable title to the satisfaction of SVB and mortgage the same in favor of SVB in such form and manner as may be decided by SVB.

7.2.10 Borrower shall (i) protect, defend and maintain the validity and enforceability of its Intellectual Property; (ii) promptly advise SVB in writing of material infringements of its Intellectual Property; and (iii) not allow any Intellectual Property material to Borrower's business to be abandoned, forfeited or dedicated to the public without SVB's written consent.

7.2.11 From the date hereof and continuing through the termination of this Agreement, the Borrower shall make available to SVB, without expense to SVB, Borrower's books and records, to the extent that SVB may deem them necessary to prosecute or defend any third-party suit or proceeding instituted by or against SVB with respect to any Collateral or relating to the Borrower and/or the Guarantor.

7.2.12 The Borrower shall ensure that no actions are performed by the Borrower, which would result in any of the representations and warranties of the Borrower under this Agreement from being breached or rendered false, inaccurate or misleading.

7.2.13 Records and Inspection:

7.2.13.1 The Borrower shall keep and maintain in accordance with good business practice and applicable Laws, all statutory books, books of accounts, bank statements and other records of the Borrower relating to the Term Loan availed under this Agreement.

7.2.13.2 The Borrower shall where applicable: (i) permit SVB and its authorized representatives to carry out technical, financial and legal inspections of its assets and projects and to visit and examine any such assets including the assets comprising the Collateral, and inspect records and documents relevant to the performance of the Obligations of the Borrower under this Agreement and under the other Loan Documents. Any such representative of SVB shall, with a prior written notice of 7 (Seven) days, have free access at all reasonable times to the assets, the place/s at which such assets are situated and shall receive full co-

SVB	BORROWER

Yatra Online Private Limited

operation and assistance from the Borrower and its employees; (ii) Upon the occurrence of an Event of Default, permit any whole-time officer of SVB or a qualified practicing auditor to examine the Borrower's books and records and shall provide all facilities to enable any technically qualified Person engaged by SVB to report on the business and operations of the Borrower.

7.2.13.3 Reasonable cost of inspection, including costs incurred towards travel and all other expenses shall be borne and payable by the Borrower to SVB.

7.2.14 Borrower shall execute any further instruments and take further action as SVB may reasonably request to perfect or continue SVB's Lien in the Collateral, SVB's rights under the Guarantee or to effect the transactions contemplated under this Agreement.

7.3 Negative Covenants. The Borrower hereby covenants and agrees that until all the Obligations of the Borrower under this Agreement and / or the other Loan Documents are fully discharged and performed to the satisfaction of SVB, the Borrower shall not, without the prior written approval of SVB:

7.3.1 Use the Term Loan for anything other than the Purpose stated in *Schedule 1 Part 1*.

7.3.2 Engage in or permit any of its Qualified Entities to engage in any business other than the businesses currently (as on the Effective Date) engaged in by Borrower and such subsidiary, as applicable, or reasonably related thereto, either alone or in partnership or joint venture with any other Person, nor acquire any ownership interest in any other entity or Person or enter into, any profit-sharing or royalty agreement or other similar arrangement whereby the Borrower's income or profits are, or might be, shared with any other entity or Person, or enter into any management contract or similar arrangement whereby its business or operations are managed by any other Person.

7.3.3 Contract, create, incur, assume or suffer to exist any Indebtedness in any manner whatsoever except as specifically permitted under this Agreement or as maybe specifically approved in writing by SVB.

7.3.4 Create or permit to subsist any Encumbrance or any type of preferential arrangement (including retention arrangements or escrow arrangements having the effect of granting security), in any form whatsoever, upon the Intellectual Property and the Intellectual Property Rights of the Borrower or (whether voluntarily or involuntarily) sell, transfer, grant lease or otherwise dispose of or deal with (or

SVB	BORROWER

Yatra Online Private Limited

agree to do any of the foregoing at any future time), any of its Intellectual Property and/ its Intellectual Property Rights.

7.3.5 Pay any commission to its promoters, directors, managers or other persons for furnishing guarantees, counter guarantees or indemnities or for undertaking any other liability in connection with any Indebtedness incurred by the Borrower or in connection with any other obligation undertaken for or by the Borrower.

7.3.6 Undertake or permit any re-organization, re-capitalization, liquidation, dissolution, merger, de-merger, consolidation, scheme or arrangement or compromise with its creditors or shareholders or effect any scheme of amalgamation or reconstruction.

7.3.7 Make any investments whether by way of loans, or investments in share capital or otherwise, in any concern or provide any credit or give any guarantee, indemnity or similar assurance or surety exceeding an amount of INR 20,000,000 (Rupees Twenty Million only), except as specifically permitted under this Agreement or as may be specifically approved by SVB in writing It is hereby clarified that this clause shall not apply to the investments made in the Qualified Entities. In case of subsidiaries or joint ventures of the Borrower other than the Qualified Entities, the Borrower shall provide SVB a plan detailing all the investments proposed to be made in the 18 (Eighteen) months following the First Closing Date ("**Investment Plan**"). The Borrower shall be required to obtain the consent of SVB in the event that investment is not made in accordance with the Investment Plan.

7.3.8 Reduce its capital or quasi equity (i.e. loans taken from other group entities).

7.3.9 Except as specifically permitted under this Agreement, create or permit to subsist any Encumbrance (save and except for securing borrowings for working capital requirements in the ordinary course of business, up to the limit as may be approved by SVB in writing) or any type of preferential arrangement (including retention arrangements or escrow arrangements having the effect of granting security), in any form whatsoever on any of the Collateral or (whether voluntarily or involuntarily) sell, transfer, grant lease or otherwise dispose of or deal with (or agree to do any of the foregoing at any future time), all or any of the Collateral.

7.3.10 Change its financial year, accounting methods or policies or amend or modify its Memorandum or Articles of association or such other similar constitutional documents, if any, except pursuant to any requirement of law, provided that SVB shall not withhold, deny or delay its consent unreasonably.

7.3.11 Make any change to its board of directors unless such change is in relation to the nomination of directors to its board by the existing investors pursuant to their right to nominate directors under the Articles of Association or the shareholders agreement(s) entered into by and between the existing investors and the Borrower.

SVB	BORROWER

7.3.12 Make any change of the Key Managerial Personnel, unless such change has been approved by the board of directors of the Borrower.

7.4 At any time during the subsistence of this Agreement, the Borrower shall make its best efforts to ensure that the Promoter's stake in the Borrower shall not be reduced except in accordance with the terms of its articles of association. Further, in the event there is any removal or vacancy (for whatever reason) in any key managerial position, the Borrower shall make best efforts to fill such position based on requirements for the optimal functioning of the Borrower and in accordance with the articles of association of the Borrower.

7.5 **Financial Covenants**

7.5.1. From the First Closing Date till the end of second quarter for FY 2015, the Borrower shall ensure that the consolidated quarterly EBITDA loss of the Borrower and the Qualified Entities is lower than or equal to:

7.5.1.1 INR 106,000,000 (Rupees One Hundred and Six Million Only) for the third quarter of FY 2014;

7.5.1.2 INR 122,000,000 (Rupees One Hundred and Twenty Two Million Only) for the fourth quarter of FY 2014;

7.5.1.3 INR 61,000,000 (Rupees Sixty One Million Only) for the first quarter of FY 2015;

7.5.1.4 INR 60,000,000 (Rupees Sixty Million Only) for the second quarter of FY 2015.

7.5.2. The EBITDA loss thresholds for each quarter commencing from the third quarter of FY 2015 until all the Obligations of the Borrower under this Agreement and / or the other Loan Documents are fully discharged and performed to the satisfaction of SVB \ shall be set, to the satisfaction of SVB on the basis of the forecasts to be provided by the Borrower on or before June 30, 2014. The Borrower shall ensure that EBITDA loss per quarter is lower than or equal to such prescribed threshold.

7.5.3. From the First Closing Date till the end of second quarter for FY 2015, the Borrower shall ensure the consolidated quarterly Net Revenues of the Borrower and its Qualified Entities is greater than or equal to:

7.5.3.1. INR 614,000,000 (Rupees Six Hundred and Fourteen Million Only) for the third quarter of FY 2014;

7.5.3.2. INR 620,000,000 (Rupees Six Hundred and Twenty Million Only) for the fourth quarter of FY 2014;

Yatra Online Private Limited

SVB	BORROWER

7.5.3.3. INR 700,000,000 (Rupees Seven Hundred Million Only) for the first quarter of FY 2015;

7.5.3.4. INR 690,000,000 (Rupees Six Hundred and Ninety Million Only) for the second quarter of FY 2015.

7.5.2 The Net Revenue thresholds for each quarter commencing from the third quarter of FY 2015 until all the Obligations of the Borrower under this Agreement and / or the other Loan Documents are fully discharged and performed to the satisfaction of SVB, shall be set to the satisfaction of SVB on the basis of the forecasts to be provided by the Borrower on or before June 30, 2014. The Borrower shall ensure that Net Revenue per quarter is greater than or equal to such prescribed threshold.

7.6 The Borrower acknowledges, agrees and confirms that:

7.6.1 If, at any time during the subsistence of this Agreement and till such time the Obligations of the Borrower are completely discharged, SVB is of the opinion that (i) the Collateral provided for the Term Loan has become inadequate to cover the Term Loan then outstanding; and/or (ii) the Guarantor is in a position that it would be unable to meet its obligations under the Guarantee, then, on SVB advising the Borrower to that effect, the Borrower shall, provide and furnish to SVB, to the satisfaction of SVB such additional security as may be acceptable to SVB to cover such deficiency.

7.6.2 In the event of any breach of any representation, warranty, covenant or agreement made or given by the Borrower under or pursuant to this Agreement or the other Loan Documents, the Borrower shall indemnify and hold harmless SVB to the extent of any or all the direct losses suffered or incurred by SVB resulting from or consequent upon or relating to such breach of representation, warranty, covenants or agreement.

8 REPRESENTATIONS AND WARRANTIES

8.1 The Borrower makes the representations and warranties as set out in Schedule 2 hereunder.

8.2 The Borrower hereby expressly represents and warrants that each of the representations and warranties set out in Schedule 2 of this Agreement is true and accurate as on date of this Agreement and shall continue to be true and accurate as on the First Closing Date and the Second Closing Date, and nothing contained in the said representations and warranties is / will be misleading or designed to create an inaccurate, incomplete or false picture as on the Effective Date as well as the First Closing Date and the Second Closing Date.

9 EVENTS OF DEFAULT

SVB	BORROWER

Yatra Online Private Limited

9.1 Any one of the following shall constitute an event of default (an "**Event of Default**") under this Agreement:

9.1.1 Default in the payment of any monies in respect of the Term Loan on the Due Dates (whether at stated maturity, by acceleration or otherwise) or in the discharge of any of the Obligations of the Borrower and/or the Guarantor under this Agreement or obligations under the Loan Documents and such Default has continued for five consecutive days.

9.1.2 Violation or breach of any covenant or default in the performance of any covenant, condition or agreement on the part of the Borrower under this Agreement or any other Loan Documents and such breach or violation results in Material Adverse Change.

9.1.3 Any information or detail provided by the Borrower in its credit application, in the documents and other information furnished by or on behalf of the Borrower and/or the Guarantor to SVB is or becomes untrue, incorrect or misleading, or a representation, warranty or statement made or deemed to be made in or in connection with this Agreement or any other Loan Documents by the Borrower or any other Person, is untrue, incorrect or misleading in any respect.

9.1.4 Any breach by the Borrower of its obligations with respect to insurance coverage of the Collateral under this Agreement or the other Loan Documents. However, it is clarified that the breach of obligations under other insurances maintained by the Borrower shall not be construed as an Event of Default under this Section.

9.1.5 The Borrower and/or the Guarantor has voluntarily or involuntarily become the subject of proceedings under any bankruptcy or insolvency law, or is or will be voluntarily or involuntarily dissolved, becomes bankrupt or insolvent or if the Borrower and/or the Guarantor has taken or suffered to be taken any action for its reorganization, liquidation or dissolution or insolvency or bankruptcy or if a receiver or liquidator has been appointed or allowed to be appointed of all or any part of the assets of the Borrower and/or Guarantor or if an attachment or restraint has been levied on the Borrower's assets, or the Collateral (or any part thereof) or certificate proceedings have been taken or commenced for recovery of any dues from the Borrower and/or the Guarantor or if one or more judgments or decrees have been rendered or entered against the Borrower and/or the Guarantor and such judgments or decrees are not vacated, discharged or stayed for a period of 90 (Ninety) days, and such judgments or decrees involve in the aggregate, a liability which could have a Material Adverse Change.

Yatra Online Private Limited

SVB	BORROWER

9.1.6 If, in the opinion of SVB, the Collateral is at risk or ceases to have effect or if any of the Loan Documents furnished becomes illegal, invalid, unenforceable or otherwise fails or ceases to be in effect or fails or ceases to provide the benefit of the Lien, rights, powers, privileges or security interests purported or sought to be created thereby or if any such Loan Documents is assigned or otherwise transferred, amended or terminated, repudiated or revoked without the approval of SVB.

9.1.7 Any Government takes or threatens any action: (i) for the dissolution / liquidation / winding up of the Borrower and/or the Guarantor, or any action which deprives or threatens to deprive the Borrower and/or the Guarantor: (a) from conducting any of its businesses or carrying out its operations in the manner it is being conducted or carried out, or (b) of the use of any of its assets or of the Collateral (or any part thereof); (ii) to revoke or terminate or to refuse to provide or renew any Consent or to impose onerous conditions in connection with any Consent or (iii) regulating or imposing any limits on returns achievable or prices charged by the Borrower and/or the Guarantor in connection with their respective business; which, in each case, could have a Material Adverse Change.

9.1.8 Any Change in Control (either directly or indirectly) of the Borrower and/or the Guarantor, without the prior written approval of SVB, which approval shall not be unreasonably withheld by SVB.

9.1.9 The performance of any of the obligations of the parties under the Loan Documents becomes unlawful or illegal.

9.1.10 This Agreement and/or any other Loan Document or any provisions thereof are required by any Law to be amended, waived or repudiated which could have a material adverse effect on the Obligations.

9.1.11 Any obligation under this Agreement and/or any other Loan Document is rendered invalid, void, illegal, unenforceable or is repudiated by such Person (other than SVB).

9.1.12 An event of default howsoever described occurs under any other agreement or document relating to any Indebtedness of the Borrower and/or the Guarantor or if any other lenders of the Borrower and/or the Guarantor including financial institutions or banks with whom the Borrower and/or the Guarantor has entered into agreements for financial assistance have refused to disburse, extend, or have cancelled or recalled its/their assistance or any part thereof.

9.1.13 If the Borrower and/or the Guarantor ceases or threatens to cease to carry on any of their respective businesses or gives notice of its intention to do so or if all or any part of the assets of the Borrower and/or the Guarantor required or essential for its business or operations are damaged or destroyed, or if the

Yatra Online Private Limited

SVB	BORROWER

Collateral (or any part thereof) are damaged or destroyed, or there occurs any change from the date of this Agreement in the general nature or scope of the business, operations, management or ownership of the Borrower and/or the Guarantor or one or more events, conditions or circumstances (including any change in Law), which could have a Material Adverse Change.

9.1.14 Occurrence of one or more events, conditions or circumstances (including any change in Law), which could result in a Material Adverse Change.

9.2 The Borrower shall promptly notify SVB in writing upon becoming aware of any Event of Default and any event which may constitute (or, with the giving of notice, lapse of time, determination of materiality or satisfaction of other conditions, would be likely to constitute) an Event of Default and the steps, if any, being taken to remedy it.

10 SVB'S RIGHTS AND REMEDIES

10.1 Upon occurrence of (a) an Event of Default relating to payment of any monies in respect of the Term Loan, after giving 7 (Seven) days prior notice (b) in case of any other Event of Default, after giving 21 (Twenty one) days prior notice ("**Cure Period**") to the Borrower, and without prejudice to the rights and remedies available to SVB under this Agreement or under Law or equity, SVB shall at its option be entitled to take any or all of the following actions:

10.1.1 terminate the Term Loan and declare all Obligations under this Agreement and obligations under the Loan Documents immediately due and payable (provided that if any of the Events of Default under Section 9.1.5 or Section 9.1.7 occurs, then all Obligations under this Agreement and obligations under the Loan Documents will become immediately due and payable without any action by SVB); and/or

10.1.2 stop advancing money or extending credit for Borrower's benefit under this Agreement or any other agreement between the Borrower and SVB, and terminate the right of the Borrower to avail of or make drawals from the Term Loan; and/or

10.1.3 declare SVB's Lien in the Collateral, in terms of this Agreement and / or the other Loan Documents to be enforceable, and SVB or such other Person in favor of whom such Lien in the Collateral or any part thereof is created shall have, inter alia, the following rights (notwithstanding anything to the contrary in this Agreement and/or the other Loan Documents) (i) to enter upon and take possession of the assets comprised within the Collateral, and / or (ii) to transfer the assets comprised in the Collateral, by way of lease, leave and license, sale or otherwise and / or (iii) to reclaim, recover, maintain, repair, store, prepare and / or advertise for sale and sell the Collateral, and/or (iv) to invoke the guarantees provided pursuant to the Guarantee; and/ or

SVB	BORROWER

10.1.4 settle or adjust disputes and claims directly with account debtors for amounts due and if SVB considers advisable, notify any Person owing money to the Borrower, of SVB's security interest in such monies and verify the amounts of such Receivables. After the occurrence of an Event of Default, any amounts received by Borrower shall be held in trust by Borrower for SVB, and, if requested by SVB, Borrower shall immediately deliver such receipts to SVB in the form received from the account debtor, with proper endorsements for deposit; and/ or

10.1.5 demand and receive Borrower's books of accounts; and/ or

10.1.6 take any action permitted under the Applicable Law that SVB may in its sole discretion deem appropriate; and/or

10.1.7 take any and all actions to enforce / invoke the obligations of the Guarantor under the respective Guarantee, in terms of this Agreement and / or the other Loan Documents.

10.2 In addition to the rights specified in Section 10.1 above, upon occurrence of any Event of Default, SVB shall, where applicable, have a right to review the management set up or organization of the Borrower, and if deemed necessary by SVB, require the Borrower to restructure such set up or organization to the satisfaction of SVB. The Borrower hereby agrees to comply with all such requirements and directions of SVB.

10.3 Notwithstanding any termination pursuant to the aforesaid provisions or for any other reason (including cancellation under Section 11), all the provisions of this Agreement pertaining to the benefit or protection of SVB and its interests shall continue to be in full force and effect as specifically provided in this Agreement.

10.4 All Expenses incurred by SVB including in connection with: (i) preservation or enforcement of the Collateral (whether then or thereafter existing); and (ii) collection of amounts due under this Agreement and the other Loan Documents, shall be borne by the Borrower.

10.5 <u>Power of Attorney</u>. Borrower hereby irrevocably appoints SVB as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower's name on any checks or other forms of payment or security; (b) sign Borrower's name on any invoice or bill of lading for any account or drafts against account debtors; (c) settle and adjust disputes and claims about the Receivables directly with account debtors, for amounts and on terms SVB determines reasonable; (d) make, settle, and adjust all claims under Borrower's insurance policies; (e) pay, contest or settle any Lien, or Encumbrance, in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of SVB or a third party as permitted under Law. Borrower hereby appoints SVB as its lawful attorney in fact to sign Borrower's name on any documents necessary to perfect or

SVB	BORROWER

continue the perfection of any security interest regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full. SVB's foregoing appointment as Borrower's attorney-in-fact, and all of SVB's rights and powers, coupled with an interest, are irrevocable until and upto all Obligations under this Agreement and obligations under the Loan Documents have been fully repaid and performed.

10.6 So long as SVB complies with reasonable and standard practices regarding the safekeeping of the Collateral in the possession or under the control of SVB, SVB shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person.

11 CANCELLATION

11.1 Subject to the Borrower's right to prepay the Term Loan as set forth herein, the Borrower shall not cancel the Term Loan or any part thereof without obtaining the prior written approval from SVB at least 15 (Fifteen) days prior to the proposed date of cancellation

12 AMENDMENTS AND WAIVERS

Any provision of this Agreement may be amended or waived if, and only if such amendment or waiver is in writing and duly signed by both Parties. No waiver by SVB of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. No delay in exercising or omitting to exercise any right, power or remedy accruing to SVB upon any default or otherwise under this Agreement and / or the other Loan Documents shall impair any such right, power or remedy or shall be construed to be a waiver thereof or any acquiescence in such default, nor shall the action or inaction of SVB in respect of any default or any acquiescence by it in any default, affect or impair any right, power or remedy of SVB in respect of any other default. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

13 INDEMNIFICATION

Borrower hereby expressly agrees to indemnify, defend and hold SVB and its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing SVB harmless against (i) all obligations, demands, claims, and liabilities (collectively "**Claims**") asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (ii) all direct losses or Expenses incurred, or paid by SVB from, following, or arising from transactions between SVB and the Borrower (including attorney's fees and expenses), except for Claims and / or losses directly caused by SVB's negligence or willful misconduct. The Borrower shall have the right to defend, any legal proceedings initiated by a third party in connection with such Claims, provided that if SVB also wants to defend the Claim, then the Borrower and SVB shall jointly defend such Claim.

SVB	BORROWER

Yatra Online Private Limited

14 MISCELLANEOUS

14.1 Notices. Unless otherwise provided herein, all notices or other communications to be given shall be made in writing and by letter or facsimile transmission (save as otherwise stated) and shall be deemed to be duly given or made, in the case of personal delivery, when delivered; in the case of facsimile transmission, provided that the sender has received a receipt indicating proper transmission, when dispatched, or, in the case of a letter, 3 (Three) Business Days after being deposited in the post (by registered post, with acknowledgment due), postage prepaid, to such party at its address or facsimile number specified herein or at such other address or facsimile number as such party may hereafter specify for such purposes to the other by notice in writing.

The addresses referred to above are:

(i) In the case of a notice to SVB:
SVB INDIA FINANCE PRIVATE LIMITED
12th Floor, Express Towers, Nariman Point,
Mumbai 400021Telephone: +91 22 6744 6516
Facsimile: +91 22 6744 6565
Marked to the attention of: Mr. Ankit Agarwal

(ii) In the case of Borrower:
At the address specified under *Schedule 1 Part 1* hereunder

14.1.1 A notice or other communication received on a day other than a Business Day, or after business hours in the place of receipt, shall be deemed to be given on the next following Business Day in such place.

14.1.2 The address or facsimile numbers for serving notices can be changed by any Party by properly serving notices on the other Parties informing them of the changes of address.

14.1.3 In the event that a Party refuses delivery or acceptance of a notice, request or other communication, under this Agreement, it shall be deemed that the notice was given upon proof of the refused delivery, provided the same was sent in the manner specified in this Agreement.

14.1.4 The Borrower acknowledges and confirms that notice, if any, provided by SVB as specified herein above or in any other manner whatsoever, of any changes in interest rate(s), charges, costs etc., or any notice from SVB for payment of amounts at such changed rate(s), shall be treated by the Borrower as sufficient and reasonable notice to the Borrower and SVB is not bound to issue any further notice of such changes to the Borrower.

SVB	BORROWER
	Yatra Online Private Limited

14.2 Confidentiality. SVB shall exercise care while handling any confidential information which has been expressly indicated to be. However, the Borrower acknowledges and accepts that SVB shall be entitled to disclose such information (i) to SVB's subsidiaries or Affiliates on a need to know basis, (ii) to prospective transferees or purchasers of any interest in the Term Loan, (iii) as required by Law or any Government order or direction including disclosure as maybe necessary to perform or fulfill any requirement specified by the RBI, (iv) as deemed appropriate by SVB in its sole discretion while exercising its remedies under this Agreement or the other Loan Documents or while protecting its interests under the Loan Documents. It is hereby clarified that confidential information shall not include information: (i) that is in the public domain; (ii) that was previously known to SVB; (iii) that was disclosed to SVB by a third party without any obligations of confidentiality; and (iv) information disclosed to SVB without confidential or proprietary restriction.

14.2.1 Notwithstanding anything contained in Section 14.2 above, in the Event of Default in payment of any Obligation of the Borrower under this Agreement, the Lender/SVB shall have an unqualified right to disclose or publish the details of the default and the name of the Borrower and of its directors as defaulters in such manner and through medium as the lenders / RBI / CIBIL / NHB and/or any other credit sharing agency authorized in this behalf by the RBI.

14.2.2 The Borrower hereby agrees and gives consent for the disclosure by the Lender / RBI / CIBIL / NHB and/or any other credit sharing agency authorized in this behalf by the RBI, of all information and data relating to the Borrower or to the Facility or defaults, if any, as the Lender/SVB may deem to be appropriate or necessary to CIBIL, or any institution or any other agencies authorized in this behalf by the RBI.

14.2.3 The Borrower hereby further agrees that:

(i) CIBIL, or any institution or any other agency so authorized by the RBI may use, process the said information and data disclosed by SVB; and

(ii) CIBIL, or any institution or any other agency may furnish on consideration, the processed information and data or products thereof prepared by them to banks, financial institutions and other credit grantors as may be specified by the RBI and/or NHB in this behalf.

14.2.4 Nothing contained herein shall effect the confidentiality obligations of SVB as provided for under this Section 14.2

14.3 Governing Law. This Agreement and the other Loan Documents shall be governed by and construed in accordance with the Laws of India.

SVB	BORROWER

Yatra Online Private Limited

14.4 Dispute Resolution. This Agreement and its performance shall be governed by and construed in all respects in accordance with the laws of the Republic of India. Any dispute relating to the Term Loan hereunder, or in respect of any rights, liabilities and obligations arising out of this Agreement shall be resolved by arbitration by a sole arbitrator appointed by both Parties. If the Parties are unable to decide on a sole arbitrator, then each of the parties shall appoint one arbitrator, and the two appointed arbitrators shall, in conjunction, appoint a third arbitrator, who shall preside over the arbitration. The arbitration proceedings shall be carried out in accordance with the provisions laid down by the Arbitration and Conciliation Act, 1996 and follow the procedure laid down under the rules enacted thereunder, and the place of arbitration shall be Mumbai. The arbitration proceedings shall be conducted in the English language. The Parties shall equally share the costs of the arbitrator's fees, but shall bear the costs of their own legal counsel engaged for the purposes of the arbitration. The Parties agree that the arbitrators appointed pursuant to this Section 14.4 shall have the right to apportion cost.

14.5 Survival. All covenants, representations, warranties of the Borrower under this Agreement shall continue in full force and effect until all Obligations under this Agreement and obligations under the Loan Documents have been satisfied. The indemnification obligations of the Borrower shall also survive termination of this Agreement and shall be deemed to be continuing and in full force and effect, subject to applicable Law. Further, all Sections of this Agreement, which are expressly stated as surviving termination of this Agreement, shall survive the termination of this Agreement.

14.6 Time is of Essence. Time is of the essence for the performance of all obligations in this Agreement and the other Loan Documents.

14.7 Severability. Any provision in this Agreement, which is or may become prohibited or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in the same or any other jurisdiction. Without prejudice to the foregoing, the Parties will immediately negotiate in good faith to replace such provision with a proviso, which is not prohibited or unenforceable and has, as far as possible, the same commercial effect as that which it replaces.

14.8 Counterparts. This Agreement may be signed in counterparts as necessary, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

14.9 Attorney's Fees, Costs and Expenses. In any action or proceeding between the Borrower and SVB arising out of or relating to the Loan Documents, the prevailing Party shall be entitled to recover its attorney's fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

SVB	BORROWER

14.10 Assignability.

14.10.1 The Borrower shall not assign or transfer all or any of its rights, benefits or obligations under this Agreement and the other Loan Documents without prior written approval of SVB. SVB may, however, at any time, assign or transfer all or any of its rights, benefits and obligations under this Agreement and the other Loan Documents. Notwithstanding any such assignment or transfer by SVB, the Borrower shall, unless otherwise notified by SVB, continue to make all payments under this Agreement and the other Loan Documents to SVB.

14.10.2 Without prejudice to the aforesaid provision, SVB may (at its sole discretion), without notice to the Borrower, share the credit risk of the whole or a part of the Term Loan with any other bank or financial institution by way of participation. Notwithstanding such participation, all rights, title, interests, special status and other benefits and privileges enjoyed or conferred upon or held by SVB under this Agreement and the other Loan Documents shall remain valid, effective and enforceable by SVB on the same terms and conditions and the Borrower shall continue to discharge in full all its obligations in favor of SVB. The Borrower shall not have and shall not claim any privity of contract with such participating bank or financial institution on account of any reason whatsoever.

14.10.3 Any assignment by SVB in accordance with Sections 14.10.1 and 14.10.2 shall be subject to the following:

(i) In case of prepayment, the restrictions specified in Section 9 of *Schedule 1 Part 1* hereunder shall not apply and the Borrower shall not be liable to pay any Prepayment Fees; and

(ii) SVB shall not be entitled to assign the Loan Documents including specifically its rights, benefits and obligations thereunder to a Competitor.

14.11 Term. This Agreement shall become effective from the date of its execution and shall be in full force and effect till all the obligations of the Borrower under this Agreement and the Loan Documents are fully paid off and discharged to the satisfaction of SVB.

14.12 Entire Agreement. This Agreement and all exhibits, annexure(s) and schedules hereto embody the complete agreement and understanding among the Parties with respect to the matters covered therein and supersede and preempt any prior understandings, agreements or representation by or among the Parties, written or oral, which may have related to such matters.

[*Signature page follows*]

SVB	BORROWER

IN WITNESS WHEREOF, each of the aforenamed Parties has signed and executed this Agreement, and all the original copies hereto, on the date first above written.

FOR SVB NAME : DESIGNATION : PLACE : DATE :
BORROWER Authorised Signatory Yatra Online Private Limited NAME: ALOK VATSA DESIGNATION: CFO PLACE: GURGAON DATE: 27/11/2013

SVB	BORROWER

APPENDIX 1

DEFINITIONS AND CONSTRUCTION

1.1 Definitions: In this Agreement, the following terms when capitalized shall have the meaning set out as follows:

1.1.1 "**Agreement**" or "**Term Loan Agreement**" means this Agreement entered hereto and as amended from time to time and shall include all the Schedules, Annexures and Exhibits to this Agreement.

1.1.2 "**Affiliate**" of any Person is a Person that owns or Controls directly or indirectly the Person, any Person that Controls or is Controlled by or is under the common Control with the Person, and each of that Person's senior officers who report to the board of directors,, directors, partners and, for any Person that is a limited liability company, that Person's managers and members.

1.1.3 "**Big Four Auditors**" shall mean Pricewaterhouse Coopers, Deloitte Haskins & Sells, Ernst & Young and KPMG and their respective Indian affiliates.

1.1.4 "**Borrower**" is as defined under *Schedule 1 Part 1* to this Agreement.

1.1.5 "**Business Day**" means any day on which Banks are open for business in Mumbai, India, not being a Saturday, or a Sunday, or a public holiday.

1.1.6 "**Change in Control**" shall be deemed to have occurred if any third party acquires Control over the Borrower.

1.1.7 "**CIBIL**" means Credit Information Bureau (India) Limited

1.1.8 "**Collateral**" is any and all properties, rights and assets of Borrower described under Section 11 of *Schedule 1 Part 1*.

1.1.9 "**Competitor**" shall mean any Person ("**Subject Person**") engaged in the business of travel, holiday and hotel bookings or any other similar activity and shall include any Person who Controls the Subject Person or is Controlled by the Subject Person.

1.1.10 "**Confirmation Certificate**" shall mean the certificate issued by the Borrower to SVB, in accordance with Section 2 of the Agreement.

1.1.11 "**Consent**" means any permit, permission, license, approval, authorization, consent, clearance, waiver, no objection certificate or other authorization of whatever nature and by whatever name called which is required to be granted by the Government, the RBI, or any other authority or under any applicable Law.

SVB	BORROWER

Yatra Online Private Limited

1.1.12 "**Control**" (including, with its correlative meanings, the terms "is controlled by" or "under common control with"), as used with respect to any Person, means (i) in the case of corporate entities, direct or indirect ownership of more than 50% (fifty percent) of the stock or voting shares, and (ii) in the case of other entities, direct or indirect ownership of more than 50% (fifty percent) of the equity interest, and/or shall include (iii) the power to direct the management and policies of a Person, whether by way of contract or otherwise.

1.1.13 "**Cure Period**" shall have the meaning ascribed to it under Section 10 1 of this Agreement.

1.1.14 "**Deed of Hypothecation**" means the hypothecation agreement dated November 27, 2013 entered into between the Borrower and SVB for hypothecation of Hypothecated Goods by the Borrower in favour of SVB, pursuant to this Agreement.

1.1.15 "**Default Rate**" means an additional monthly interest of 1% (One percent) compounded on an annual basis on all unpaid amounts, calculated from the Due Date up to the date of payment of all amounts due under the Sanction Letter and this Agreement.

1.1.16 "**Disclosure Schedule**" means the disclosure schedule containing exceptions to the representations and warranties of the Borrower set out in Schedule 2 hereto and annexed hereto as Schedule 3.

1.1.17 "**Drawal Request**" means the request made by the Borrower to SVB, in accordance with Section 2 of this Agreement.

1.1.18 "**Due Date**" means the date(s) on which any amounts in respect of the Term Loan including principal, interest or other monies, fall due in terms of this Agreement and / or the other Loan Documents.

1.1.19 "**EBITDA**" means earnings before interest, taxes, depreciation and amortization.

1.1.20 "**Encumbrance**" shall mean any Lien, equitable interest, assignment by way of security, conditional sales contract, hypothecation, right of other Persons, claim, encumbrance, title defect, title retention agreement, voting trust agreement, interest, option, commitment, restriction or limitation of any nature whatsoever, including restriction on use, voting rights, transfer, receipt of income or exercise of any other attribute of ownership, right of set-off, any arrangement (for the purpose of, or which has the effect of, granting security), or any other security interest of any kind whatsoever, or any agreement, whether conditional or otherwise, to create any of the same.

SVB	BORROWER

Yatra Online Private Limited

1.1.21 "**Equity Round**" means the proposed investment into the Borrower or its ultimate Parent by a financial investor(s) for a minimum aggregate amount of United States Dollars 10,000,000 only

1.1.22 "**Event of Default**" means any of the Events of Default specified in Section 9 of this Agreement.

1.1.23 "**Expenses**" shall include all reasonable audit fees and expenses, costs and expenses (including attorney's fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or insolvency / bankruptcy proceedings or in connection with any actions taken by SVB upon occurrence of an Event of Default) or otherwise incurred with respect to the Borrower and / or the Term Loan.

1.1.24 "**First Closing Date**" shall, unless otherwise agreed to by SVB in writing, mean the date on which the Conditions Precedent for drawal of First Tranche under Section 12 of *Schedule 1 Part 1* hereunder, are fulfilled by the Borrower to the satisfaction of SVB.

1.1.25 "**First Tranche**" shall have the meaning ascribed to it in Section 3(A)(i) of *Schedule 1 Part 1* herein.

1.1.26 "**Government**" means the President of India, the Government of India, the Governor and the Government of any State of India, any Ministry or Department of the same and any authority exercising powers conferred by Law.

1.1.27 "**Guarantee**" means the guarantee agreement dated November 27, 2013 entered into between the Guarantor, the Borrower and SVB whereby the Guarantor guarantees to fulfill all the Obligations of the Borrower, in the event, the Borrower fails to fulfill the Obligations, and is entered into pursuant to this Agreement and the other Loan Documents

1.1.28 "**Guarantor**" means Yatra Online, Inc, a company incorporated under the laws of Cayman Island and having its registered office at c/o Maples Corporate Services Ltd.,PO Box 309, Ugland House, Grand Cayman, KYI-1104 Cayman Island.

1.1.29 "**Hypothecated Goods**" shall have the meaning ascribed to such term in the Deed of Hypothecation.

1.1.30 "**Indebtedness**" means any indebtedness whatsoever of the Borrower at any time for or in respect of monies borrowed, contracted to be borrowed or raised (whether or not for cash consideration) or financial liabilities contracted by whatever means (including, without limitation, liabilities under guarantees,

SVB	BORROWER

Yatra Online Private Limited

indemnities, acceptance, credits, deposits, hire-purchase and leasing, obligations evidenced by debentures, bonds or similar instruments)

1.1.31 "**Intellectual Property**" includes ideas, concepts, creations, discoveries, inventions, improvements, know how, trade or business secrets; trademarks, service marks, designs, domain names, utility models, tools, devices, models, methods, procedures, processes, systems, principles, synthesis protocol, algorithms, works of authorship, flowcharts, drawings, books, papers, models, sketches, formulas, teaching techniques, proprietary techniques, research projects, and other confidential and proprietary information, databases, data, documents, instruction manuals, records, memoranda, notes, user guides; in either printed or machine-readable form, whether or not copyrightable or patentable or protectable under any other intellectual property law, or any written or verbal instructions or comments.

1.1.32 "**Intellectual Property Rights**" include (i) all rights, title, and interest under any statute or under common law including patent rights; copyrights including moral rights; and any similar rights in respect of Intellectual Property, anywhere in the world, whether negotiable or not; (ii) any licenses, permissions and grants in connection therewith; (iii) applications for any of the foregoing and the right to apply for them in any part of the world; (iv) right to obtain and hold appropriate registrations in Intellectual Property anywhere in the world and, (v) all extensions and renewals thereof (vi) causes of action in the past, present or future, related thereto including the rights to damages and profits, due or accrued, arising out of past, present or future infringements or violations thereof and the right to sue for and recover the same.

1.1.33 "**Interest**" shall mean the interest payable by the Borrower on the Term Loan at the rate and in accordance with the specific conditions set forth in *Schedule 1 Part 1* hereunder.

1.1.34 "**Key Managerial Personnel**" shall mean Dhruv Shringi, CEO and Alok Vaish, CFO.

1.1.35 "**Law**" includes all applicable statutes, enactments, acts of legislature or parliament, laws, ordinances, rules, bye-laws, regulations, notifications, guidelines, policies, directions, directives and orders of any Government, Governmental authority, statutory authority, tribunal, board, court or recognized stock exchange.

1.1.36 "**Last Date of Drawal**" shall have the meaning ascribed to it in Section 2.1.2 of the Agreement.

1.1.37 "**Lien**" is a lien, mortgage, deed of trust, charge, pledge, security interest or other Encumbrance.

SVB	BORROWER

1.1.38 **"Loan Documents"** include this Agreement, credit application, Guarantee, Deed of Hypothecation, and all other agreements, instruments, undertakings, indentures, deeds, writings and other documents (whether financing, security or otherwise, including without limitation any documents creating a Lien in favor of SVB) executed or entered into, or to be executed or entered into, by the Borrower or as the case may be, any other Person, in relation, or pertaining, to the transactions contemplated by, or under this Agreement and/or the other Loan Documents, and each such Loan Document as amended from time to time.

1.1.39 **"Material Adverse Change"** means (i) a material impairment, in the opinion of SVB, in the perfection of SVB's Lien in the Collateral or in the value of such Collateral (ii) a material adverse change, in the opinion of SVB, in the business, operations or condition (financial or otherwise) of Borrower (iii) a material impairment of the prospect of repayment of any portion of the Obligations in the opinion of SVB.

1.1.40 **"Maturity Date"** shall mean the earliest of (i) the maturity dates for the First Tranche or the Second Tranche specified under *Schedule 1 Part 1* hereunder or (ii) the occurrence of an Event of Default.

1.1.41 **"Net Revenue/s"** shall mean revenues as recognized in the audited financial statements of the Borrower on the basis of the revenue recognition policies followed by the Borrower.

1.1.42 **"NHB"** means National Housing Bank, a wholly owned subsidiary of the RBI.

1.1.43 **"Obligations"** are Borrower's obligation to pay when due any debts, principal, interest, Expenses and other amounts Borrower owes SVB now or later, whether under this Agreement, the Loan Documents, including, without limitation, if any, and including interest accruing after insolvency proceedings begin and debts, liabilities, or obligations of Borrower assigned to SVB, and the performance of Borrower's duties under the Loan Documents.

1.1.44 **"Permitted Lien"** shall mean a Lien to any person other than SVB, expressly agreed to by SVB in writing prior to the creation of such Lien, including any other lien that has been approved by SVB, which shall include but not be limited to:

(a) Liens existing on the Effective Date and disclosed to SVB in writing;
(b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its books of accounts;

1.1.45 **"Person"** includes an individual, statutory corporation, company, body corporate, partnership, joint venture, association of persons, hindu undivided family (HUF),

SVB	BORROWER

societies (including co-operative societies), trust, unincorporated organization, government (central, state or otherwise), sovereign state, or any agency, department, authority or political subdivision thereof, international organization, agency or authority (in each case, whether or not having separate, legal personality) and shall include their respective successors and assigns and in case of an individual shall include his legal representatives, administrators, executors and heirs and in case of a trust shall include the trustee or the trustees for the time being.

1.1.46 "**Promoter**" shall refer to any individual holding more than 15 % (Fifteen Percent) of the equity share capital of the Borrower.

1.1.47 "**Purpose**" means the purpose(s) for which the Term Loan has been granted to the Borrower by SVB and which is more particularly specified in *Schedule 1 Part 1* hereof.

1.1.48 "**Qualified Entities**" shall refer to TSI Yatra Private Limited, D.V. Travels Guru Private Limited and Desiya Online Travel Distribution Private Limited, Intech Hotel Solutions Pvt. Ltd. being subsidiaries of the Borrower and Asia Consolidated DMC Pte Ltd, an Affiliate of the Borrower.

1.1.49 "**RBI**" means Reserve Bank of India

1.1.50 "**Receivables**" shall include, without limitations, all accounts receivables and other sums owing to the Borrower.

1.1.51 "**Related Party(ies)**" shall mean any of the following:

a. any director, shareholder of the Borrower holding more than 5% (Five percent) of the fully paid up share capital of the Borrower and their respective Relative(s) (as the term "Relative" is defined under the Companies Act, 1956); and/or

b. any Affiliate and any associated enterprise (as defined under Section 92A of the Income Tax Act, 1961) of any of the foregoing including the Borrower.

1.1.52 "**Rupees**" or "**Rs.**" or "**INR**" means Indian rupees, the lawful currency of India for the time being.

1.1.53 "**Sanction Letter**" means the letter dated September 27, 2013 signed by the Parties specifying the terms on which the Term Loan is granted to the Borrower.

1.1.54 "**Second Closing Date**" shall, unless otherwise agreed to by SVB in writing, mean the date on which the Conditions Precedent for drawal of Second Tranche

SVB	BORROWER

under Section 13 of *Schedule 1 Part 1* hereunder, are fulfilled by the Borrower to the satisfaction of SVB.

1.1.55 **"Second Tranche"** shall have the meaning ascribed to it in Section 3(A)(ii) of *Schedule 1 Part 1* herein.

1.1.56 **"Taxes"** means all present and future income and other taxes, levies, rates, imposts, duties, deductions, charges and withholdings whatsoever imposed by any Government or authority having power to tax and all penalties, fines, surcharges, interest or other payments on or in respect thereof and "Tax" and "Taxation" shall be construed accordingly.

1.1.57 **"Term Loan"** means the loan made by SVB pursuant to Section 2.1 of this Agreement in accordance with the specific terms and conditions set forth under *Schedule 1 Part 1* of this Agreement.

1.1.58 **"Term Loan Amount"** means the amount of Term Loan as specified under *Schedule 1 Part 1* hereunder and extended by SVB to the Borrower under this Agreement and shall as the context may permit or require, mean any or each of such Term Loan or so much thereof as may be outstanding from time to time

1.2 Construction: In this Agreement, unless the contrary intention appears,

1.2.1 A reference to:

1.2.1.1 **"agreement / document / undertaking / deed / instrument / indenture / writing"** includes all amendments made thereto from time to time as also all schedules, annexures and appendices thereto; an "amendment" includes a supplement, modification, novation, replacement or re-enactment and "amended" is to be construed accordingly;

1.2.1.2 **"assets"** includes all properties whatsoever both present and future, (whether tangible, intangible or otherwise), investments, cash-flows, revenues, rights, benefits, interests and title of every description;

1.2.1.3 **"authorization"** includes an authorization, consent, clearance, approval, permission, resolution, license, exemption, filing and registration;

1.2.1.4 **"repayment"** includes repaid, repayable, repay;

1.2.1.5 **"Schedules"** includes all Schedules to this Agreement;

1.2.1.6 a Sub-clause, Section or a Schedule of this Agreement shall denote a reference to such Sub-clause, Section or Schedule as specified, of this Agreement;

SVB	BORROWER

Yatra Online Private Limited

1.2.1.7 the singular includes the plural (and vice versa);

1.2.1.8 a gender shall include references to the female, male and neuter genders.

1.2.2 The index to and the headings in this Agreement are inserted for convenience of reference only, and are to be ignored in construing and interpreting this Agreement.

1.2.3 Reference to the words "include" or "including" shall be construed without limitation. The interpretation of general words shall not be restricted by words indicating a particular class or particular examples.

1.2.4 All approvals, permissions, consents or acceptance etc. required from SVB for any matter under this Agreement shall require the prior and written approval, permission, consent or acceptance of SVB, unless otherwise specified.

1.2.5 The words 'hereof, 'herein', and 'hereto' and words of similar import when used with reference to a specific Section or Sub-clause in, or Schedule to, this Agreement shall refer to such Section or Sub-clause in, or Schedule to this Agreement, and when used otherwise than in connection with specific Sections, Sub-clauses or Schedules, shall refer to this Agreement as a whole.

1.2.6 A reference to a "month" is a reference to a period starting on one day in a calendar month, and ending on the date immediately before the numerically corresponding day in the next calendar month, except that if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last day in that calendar month.

1.2.7 The word "drawals", "draw" and "drawn" shall include disbursements / drawings from time to time under the relevant Term Loan and/or issuance of bank guarantees and / or letters of credit and / or co-acceptance / acceptance of bills by SVB.

1.2.8 With respect to capitalized terms (i) all capitalized terms used but not specifically defined herein shall have the respective meanings ascribed to them under the relevant Schedule(s); (ii) all capitalized terms used but not specifically defined in a Schedule shall have the respective meanings ascribed to them in the main body of this Agreement or in the other relevant Schedule(s).

1.2.9 Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by

SVB	BORROWER

Yatra Online Private Limited

excluding the day on which the period commences and including the day on which the period ends and by reducing the period to the preceding Business Day if the last day of the period is not a Business Day;

1.2.10 Whenever any payment to be made or action to be taken under this Agreement is required to be made or taken on a day ("Scheduled Day") other than a Business Day, such payment shall be made or action taken on the Business Day immediately preceding such Scheduled Day.

SVB	BORROWER Yatra Online Private Limited

SCHEDULE 1

PART 1

SPECIFIC DETAILS OF BORROWER AND TERM LOAN

1 DATE OF EXECUTION OF THIS AGREEMENT ("Effective Date")

On the Twenty Seventh day of November Two Thousand and Thirteen

2 DETAILS OF THE BORROWER

Yatra Online Private Limited, a company within the meaning of the Companies Act, 1956 and having its Registered Office at Unit No. 208/209, 2nd Floor, C wing, Trade World Centre, Kamala Mills, Senapati Bapat Marg, Lower Parel (W) Mumbai 400013, Maharashtra and corporate office at 1101-03, Tower B, 11th Floor, Unitech Cyber Park, Sector-39, Gurgaon-122001 ("**Borrower**").

The expression "**Borrower**" shall, unless it is repugnant to the subject or context thereof, include its successors and permitted assigns

3 AMOUNT OF THE TERM LOAN

The aggregate amount of the Term Loan shall be INR 250,000,000 (Rupees Two Hundred and Fifty Million Only) to be made available by SVB to the Borrower in 2 (Two) Tranches in the following manner (i) INR 1 50,000,000 (Rupees One Hundred and Fifty Million Only) ("**First Tranche**") and (ii) INR 100,000,000 (Rupees One Hundred Million Only) ("**Second Tranche**"), respectively subject to the Borrower complying with the provisions of this Agreement and the other Loan Documents.

4 MATURITY DATE AND LAST DATE OF DRAWAL

Unless otherwise agreed to by SVB in writing, the right to make the drawal from the Term Loan shall cease (a) for the First Tranche, on November 30, 2013 and (b) for the Second Tranche, within 60 days of the closing of the Equity Round, but not later than March 31, 2014 (each "**Last Date of Drawal**").

Unless otherwise agreed to by SVB in writing, the maturity date of the First Tranche of the Term Loan shall be the earlier of (i) November 30, 2016, or (ii) occurrence of an Event of Default ("**First Tranche Maturity Date**"). Unless otherwise agreed to by SVB in writing, the maturity date of the Second Tranche of the Term Loan shall be the earlier of (i) April 01, 2017 or (ii) occurrence of an Event of Default ("**Second Tranche Maturity Date**").

5 PURPOSE OF THE TERM LOAN

The Term Loan shall only be used for general corporate purposes.

SVB	BORROWER

Yatra Online Private Limited

6 BORROWER'S CONTACT DETAILS FOR NOTICES

BORROWER:

Yatra Online Private Limited,

Address: 1101-03, Tower B, 11th Floor, Unitech Cyber Park, Sector-39, Gurgaon-122001
Attention: Mr. Alok Vaish
Telephone No.: +91 124 3395575
Fax No. +91 124 3395500
E-mail ID: alok.vaish@yatra.com

7 RATE OF INTEREST

The Borrower shall pay to SVB, interest on the principal amount of the Term Loan outstanding from time to time on the 1st (first) day of each calendar month. The outstanding Term Loan shall accrue interest on a monthly basis from the date of the disbursement of the relevant Tranche, as the case may be, at a fixed rate of 14.40% (Fourteen and four-zero percent) per annum (the "**Interest**").

8 DRAW DOWN SCHEDULE

8.1 The Borrower shall, if required by SVB, provide to SVB on or before signing of this Agreement a draw down schedule in writing for the Term Loan. On a monthly basis, the Borrower shall advice SVB of any changes to the draw down schedule in writing.

9 REPAYMENT

Subject to Repayment Moratorium, the Borrower shall be obligated to repay the amounts under the Term Loan payable monthly till the applicable Maturity Date.

The Borrower shall repay the Term Loan in accordance with the repayment schedule to be provided by SVB at the time of drawdown of each Tranche, as the case may be, or such other extended date as may be agreed to by SVB in writing at its sole discretion.

Provided further that on each of the Due Dates, the Borrower shall, without any notice or demand from SVB, repay / pay such amounts of the Term Loan which are due, together with all interest, costs, charges, expenses and other monies payable in respect of the Term Loan which is due and payable on such Due Date.

The Borrower shall be provided a moratorium on the repayment of the principal amount ending on (i) May 31, 2014 for the First Tranche; and (ii) expiry of 6 months from the Second Closing Date, for the Second Tranche ("**Repayment Moratorium**").

Yatra Online Private Limited

SVB	BORROWER

It is clarified that the moratorium provided above is only with respect to repayment of the principal amount of the Term Loan and the Borrower shall be liable to pay the Interest to SVB during the respective repayment moratorium periods.

Provided further that the Borrower will have the option to prepay the outstanding amount, (i) after November 30, 2014, for the First Tranche of the Term Loan and (ii) after twelve months from the Second Closing Date, for the Second Tranche of the Term Loan, upon giving SVB at least 15 (Fifteen) Business Days' prior written notice. Such prepayment shall attract prepayment fees of 2% (Two percent) ("**Prepayment Fees**") of the outstanding principal amount. Any such notice of prepayment, once given, shall be irrevocable, and the Borrower shall be bound to make the prepayment of the amount(s) specified therein

For the avoidance of doubt, it is hereby clarified that the Borrower shall not be allowed to prepay the outstanding principal amount (i) prior to December 1, 2014 for the First Tranche and (ii) prior to expiry of 12 months from Second Closing Date, for the Second Tranche.

10 A FRONT END FEE

The Borrower shall pay to SVB a non-refundable front end fee equal to INR 1,500,000 (Rupees One Million and Five Hundred Thousand only) on the First Closing Date and INR 1,000,000 (Rupees One Million only) on the Second Closing Date and such front end fee payable shall be exclusive of all applicable Taxes and statutory levies thereon.

11 SECURITY

11.1 Pursuant to Section 6 of the Term Loan Agreement, and to secure the performance of all the obligations of the Borrower under the Loan Documents, the Borrower hereby creates a Lien in the Collateral in favor of SVB. The Lien shall comprise of exclusive first charge by way of hypothecation on the Hypothecated Goods (the "**Collateral**"). In addition to the above, the Guarantor shall provide a continuing unconditional guarantee to secure the Obligations of the Borrower in terms of and pursuant to the Guarantee as well as the other Loan Documents.

11.2 The specific terms and conditions of the security interest and Lien created on the Collateral by the Borrower in favor of SVB as well as the guarantee to be provided by the Guarantor are set forth in the Deed of Hypothecation and the Guarantee annexed to the Term Loan Agreement as Schedule 4 and Schedule 5 respectively

12 CONDITIONS PRECEDENT TO DRAWAL OF FIRST TRANCHE

SVB's obligation to extend the First Tranche to the Borrower is subject to the condition precedent that SVB shall have received, in form and substance satisfactory to SVB, such documents, and

SVB	BORROWER

Yatra Online Private Limited

completion of such other matters, as SVB may reasonably deem necessary or appropriate, including, without limitation:

I. Borrower shall have delivered duly executed original signatures to the Term Loan Agreement and Loan Documents to which it is a party;

II Borrower shall have delivered duly executed original signatures to the Deed of Hypothecation and the Guarantee executed by the Guarantor;

III Borrower shall have delivered duly executed original signatures to the completed board resolutions authorizing the Borrower to perform its obligations;

IV. Borrower shall have delivered certified true copies of the Memorandum and Articles of Association of the Borrowers;

V. Borrower shall have filed Form 8 registering the charge in favour of SVB with the Registrar of Companies.

VI. Borrower shall have delivered to SVB the request letter for the drawal of First Tranche;

VII. Borrower shall have delivered evidence satisfactory to SVB that the insurance policies required under the Term Loan Agreement hereof are in full force and effect;

VIII. Borrower shall have paid the fees set out in Section 10 of this *Schedule 1 Part 1;*

IX. Borrower shall have paid the legal invoice raised by Nishith Desai Associates with respect to legal expenses incurred in connection with the Term Loan Agreement and other Loan Documents.

X. The Borrower shall have delivered to SVB a duly executed Confirmation Certificate (in accordance with Section 2.1.2) in the form provided in *Schedule 1 Part 2* stating that the representations and warranties in Schedule 2 shall be true in all material respects on the date of the Confirmation Certificate and on the date of drawal; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no default or Event of Default shall have occurred and be continuing or result from the disbursal;

XI. Upon SVB being satisfied with the declarations made in the Confirmation Certificate, except as otherwise agreed between SVB and the Borrower, timely receipt of an executed Drawal Request (in accordance with Section 2 1 2) in the form provided in *Schedule 1 Part 3*; and

XII. In SVB's sole opinion, there has not been a Material Adverse Change.

SVB	BORROWER

Yatra Online Private Limited

13 CONDITIONS PRECEDENT TO DRAWAL OF SECOND TRANCHE

SVB's obligations to extend the Second Tranche to the Borrower is subject to the condition precedent that SVB shall have received, in form and substance satisfactory to SVB, such documents, and completion of such other matters, as SVB may reasonably deem necessary or appropriate, including, without limitation:

I. Borrower shall have drawndown the First Tranche.

II The amounts to be invested pursuant to the Equity Round shall have been received by the Borrower or its ultimate Parent and shares/securities in lieu of the same shall have been issued;

III. Borrower shall have delivered to SVB the request letter for the Second Tranche;

IV. Borrower shall have paid the fees set out in Section 10 of this *Schedule 1 Part 1;*

V. Borrower shall have delivered to SVB a duly executed Confirmation Certificate (in accordance with Section 2.1.2) in the form provided in *Schedule 1 Part 2* stating that the representations and warranties in Schedule 2 shall be true in all material respects on the date of the Confirmation Certificate and on the date of drawal; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no default or Event of Default shall have occurred and be continuing or result from the disbursal;

VI. Upon SVB being satisfied with the declarations made in the Confirmation Certificate, except as otherwise agreed between SVB and the Borrower, timely receipt of an executed Drawal Request (in accordance with Section 2.1.2) in the form provided in *Schedule 1 Part 3;*

VII. In SVB's opinion there has not been a Material Adverse Change.

VIII. The Borrower has complied with all the financial covenants, specified in Section 7.5 of the Term Loan Agreement.

Yatra Online Private Limited

SVB	BORROWER

SCHEDULE 1

PART 2

Form of Confirmation Certificate

To,

SVB India Finance Private Limited

12th Floor, Express Towers,

Nariman Point,

Mumbai 400021

Dear Sir,

This is with reference to Section 2.1.2 and further to *Schedule 1 Part 1* of the Agreement entered into by Yatra Online Private Limited and SVB India Finance Private Limited ("**SVB**") dated November 27, 2013 ("**Agreement**").

As required under the Agreement, we hereby state that:

(i) All the representations and warranties made by us under the Agreement are true and correct and continue to be valid.

(ii) All the covenants stated by us under the Agreement are true and correct and continue to be valid.

(iii) There has been no Material Adverse Change in the status of the Borrower since the date of the Agreement.

(iv) The Borrower has been complying with all the terms and conditions of the Agreement.

We agree to provide any additional documentary evidence in support of the representations made in this letter, if so desired by SVB.

Thanks and regards,

For Yatra Online Private Limited

Yatra Online Private Limited

SVB	BORROWER

SCHEDULE 1

PART 3

Form of Drawal Request

To,

SVB India Finance Private Limited

12th Floor, Express Towers,

Nariman Point,

Mumbai 400021

Dear Sir,

This is with reference to Section 2.1.2 and further to *Schedule 1, Part 1* of the Agreement entered into by Yatra Online Private Limited and SVB India Finance Private Limited ("**SVB**") dated November 27, 2013 ("**Agreement**").

Based on the Confirmation Certificate attached to this Drawal Request and pursuant to Section 8 of *Schedule 1, Part 1* of the Agreement, we request SVB India Finance Private Limited to kindly disburse the amount of Rs. [–] into our account, the details of which are given below:

Name of Beneficiary	Yatra Online Private Limited
Bank Name	[•]
Account Number	[•]
Branch	[•]
IFSC Code	[•]

Thanks and regards,

For Yatra Online Private Limited

SVB	BORROWER

SCHEDULE 2
REPRESENTATIONS AND WARRANTIES

The Borrower hereby makes the following representations and warranties to SVB and confirms that they are true, correct, valid and subsisting in every respect as of the date of this Agreement, and shall continue to be true, correct, valid and subsisting as of the First Closing Date, the Second Closing Date under this Agreement (in each case, before and after giving effect to disbursements occurring on such date). The Borrower hereby confirms that the following representations and warranties would be true, correct, valid and subsisting during the term of the Term Loan and any material breach of a representation or warranty would be promptly notified by the Borrower to SVB. :

1 **Authority and Capacity**

1.1 The Borrower and each of the Borrower's subsidiaries have been duly incorporated and organized, and is validly existing in good standing, under the respective Law of the country of incorporation.

1.2 Each of the Borrower and its subsidiaries has the corporate power and authority to own and operate a substantial part of its assets and properties and to carry on its business in substantially the same manner as it is currently conducted.

1.3 The Borrower and its subsidiaries have all material permits, approvals, authorizations, licenses, registrations, and consents including registrations necessary for the conduct of their respective businesses as currently conducted.

1.4 Subject to applicable Law and the Consents to be procured in relation to the performance of the obligations of the Borrower, under this Agreement, the Borrower have, or will have the legal right, power and authority to enter into, deliver and perform this Agreement and all other documents and instruments required to be executed pursuant thereto or in connection therewith, and such documents, when executed, will constitute valid and binding obligations and be enforceable against the Borrower in accordance with their respective terms.

1.5 Subject to applicable Law and the Consents to be procured in relation to the performance of the obligations of the Borrower under this Agreement, the Borrower has the legal right, power and authority to deliver and perform its obligations under this Agreement and the Borrower represents that all Consents, and actions of, filings with and notices to any governmental or regulatory authority as may be required to be obtained by the Borrower in connection with the execution, delivery and performance by the Borrower of this Agreement and/or the transaction have been obtained.

1.6 The Borrower hereby confirms that there has been no Material Adverse Change in the business and operations of the Borrower and its subsidiaries and that it has no notice of any action or investigation or other proceedings of any nature whatsoever (excluding regular

SVB	BORROWER

scrutiny related to tax assessments and tax audits), by any Government authority or any other Person which would restrain, prohibit or otherwise challenge the obligations under the Loan Documents or would be likely to have a Material Adverse Change on the Borrower or its subsidiaries or their respective businesses and operations.

1.7 All written materials provided by the Borrower to SVB do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of circumstances under which they are made, not misleading; except that with respect to assumptions, projections and expressions of opinion or predictions contained in such written materials, the Borrower represents only that (i) the assumptions are described in reasonable detail therein and (ii) such assumptions are reasonable given the operations of the Borrower to date, the current state of the economy and the existing assets, liabilities, sources of capital and other business factors involving the Borrower.

2 Corporate Matters

2.1 The copies of the charter documents of the Borrower and its subsidiaries delivered to SVB are true and complete copies, and each of the Borrower and its subsidiaries have complied with all the provisions of their respective charter documents and in particular, have not entered into any *ultra vires* transaction which has had or is likely to have a Material Adverse Change on the Borrower. All legal and procedural requirements concerning the Companies Act, 1956, other applicable Laws and the charter documents have been duly complied with in all material respects.

2.2 The Term Loan to be availed by the Borrower under this Agreement have been duly authorized by all necessary corporate action and all necessary consents, approvals, orders, authorizations, or registrations required to be obtained by the Borrower for such Term Loan have been obtained.

3 Accounts and Records

3.1 The books of accounts of the Borrower and its subsidiaries have been accurately and properly maintained, the accounts of the Borrower and the audited accounts of the Borrower have been prepared, in each case, in accordance with applicable Law and in accordance with Indian accounting standards as prescribed by the Institute of Chartered Accountants of India, so as to give a true and fair view of the business (including the assets, liabilities and state of affairs) of the Borrower and its subsidiaries.

3.2 Since the date of the last audited financial statements provided to SVB, there has been no event or a condition of any type that has or would have a Material Adverse Change on the business of the Borrower or its subsidiaries.

4 Borrowings

Yatra Online Private Limited

SVB	BORROWER

4.1 Except for the borrowings set out in the Disclosure Schedule, there are no other borrowings (including any outstanding obligations for the repayment of money), whether present or future, actual or contingent, or charges or other security interests (excluding statutory liens) of either the Borrower or the Qualified Entities.

4.2 All the borrowings made by the Borrower and/or its subsidiaries, if any, have been duly authorized by all necessary corporate action / necessary consents, approvals, orders, authorizations and the requisite filings / registrations in this regard have been duly complied with.

4.3 Except for the Liens set out in the Disclosure Schedule, there are no other Liens or Encumbrances against any of the properties, whether tangible, intangible or real, of the Borrower.

5 Taxation Matters

5.1 The Borrower and its subsidiaries have complied with all the material requirements as specified under the respective Tax laws as applicable to them in relation to returns, computations, notices and information which are or are required to be made or given by the Borrower and /or its subsidiaries to any tax authority for taxation and for any other tax or duty purposes, have been made and are correct based on various interpretations and tax advice.

5.2 Except for as set out in the Disclosure Schedule, the Borrower and its subsidiaries have no notice of any Tax disputes or other liabilities of Taxes in respect of which a claim has been made or notice has been issued against the Borrower and /or the Qualified Entities.

6 Legal / Litigation Matters

6.1 The Borrower has no notice of any investigation or enquiry by, nor any notice or communication of any order, decree, decision or judgment of, any court, tribunal, arbitrator, governmental agency or regulatory body, outstanding or received by and against the Borrower or its subsidiaries or any employee for whose acts or defaults the Borrower or its subsidiaries may be vicariously liable, with respect to an alleged actual violation and/or failure to comply with any such applicable law, regulation, byelaw or constitutional document, or requiring it/them to take or omit any action, which may result in any liability or criminal or administrative sanction against the Borrower or its subsidiaries, having a Material Adverse Change on the Borrower or its subsidiaries.

6.2 No order has been made, petition presented, resolution passed or meeting convened for the winding up (or other process whereby the business is terminated or a substantial part of the assets of the Borrower or its subsidiaries are distributed amongst its creditors and/or shareholders or other contributories) of the Borrower or its subsidiaries and there are no cases or proceedings under any applicable insolvency, reorganization, or similar laws concerning the Borrower or its subsidiaries.

SVB	BORROWER

Yatra Online Private Limited

6 3 Neither the Borrower nor its subsidiaries have committed

i) any criminal or unlawful act involving dishonesty;

ii) any breach of trust; or

iii) any material breach of contract or statutory duty or any tortious act which could entitle any third party to terminate any material contract to which the Borrower or its subsidiaries is a party;

which could have a Material Adverse Change on the Borrower and/or its business or its subsidiaries and/or their businesses.

7 Contractual Arrangements

7.1 Neither the Borrower nor its subsidiaries have been a party to any agreement, arrangement or practice which in whole or in part contravenes or is invalidated by any restrictive trade practices, fair trading, consumer protection, competition law or similar laws or regulations under the relevant jurisdiction or in respect of which any filing, registration or notification is required pursuant to such laws or regulations (whether or not the same has in fact been made) and which would have a Material Adverse Change on the business.

7.2 All material contracts and all material leases, tenancies, licenses and agreements of any nature relating to real estate which the Borrower and its subsidiaries are a party are valid, binding and enforceable obligations of the respective parties thereto and the terms thereof have been complied with by the Borrower, its subsidiaries and the counter parties thereto and there have occurred no grounds for rescission, avoidance or repudiation of any of the contracts or such leases, tenancies, licenses or agreements and no notice of termination or of intention to terminate has been received in respect of any thereof.

7.3 The Borrower warrants that all material documents/agreements executed by it and which are required to be stamped under applicable laws, are duly stamped.

7.4 The Borrower is not in violation of any material term of its Memorandum of Association or Articles of Association, each as amended to date, or in any material respect of any term or provision of any mortgage, indebtedness, indenture, contract, agreement, instrument, judgment, order or decree to which it is party or by which it is bound which would have a Material Adverse Change on the Borrower's business. The execution and delivery of the Loan Documents by the Borrower, the performance by the Borrower of its obligations pursuant to the Loan Documents will not result in any material violation of, or materially conflict with, or constitute a material default under, the Borrower's Memorandum of Association or Articles of Association, each as amended to date, or any of its agreements nor result in the suspension, revocation, impairment, forfeiture or non-renewal of any permit, license, authorization or approval applicable to the Borrower, its business or operations or any of its assets or properties.

SVB	BORROWER

Yatra Online Private Limited

7.5 The Borrower has avoided every condition, and has not performed any act, the occurrence of which would result in the Borrower's loss of any right granted under any license, distribution agreement or other agreement.

7.6 No employee, officer, director or shareholder of the Borrower or member of his or her immediate family is indebted to the Borrower for amounts exceeding INR 2,000,000 (Rupees Two Million only) in each case, and not exceeding, in aggregate, an amount of INR 5,000,000 (Rupees Five Million only), nor is the Borrower indebted (or committed to make loans or extend or guarantee credit) to any of them other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Borrower and (iii) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Borrower's Board of Directors and stock purchase agreements approved by the Borrower's Board of Directors).

7.7 There are no Related Party Transactions, agreements, arrangements or other forms of relationships involving the Borrower, which are on terms less favorable to the Borrower than an arm's length transaction.

8 Employees, Directors

8.1 The Borrower and its subsidiaries are complying with all material obligations under the applicable labor laws and other laws in relation to their employees. There have not been any strikes, go slow or work stoppages or other labor dispute involving the Borrower and/or its subsidiaries, neither is such strike, go slow or work stoppage or similar action pending.

8.2 Each officer, employee or consultant of the Borrower that has had or may have access to the Borrower's intellectual property has entered into an agreement containing appropriate confidentiality and invention assignment provisions. To the knowledge of the Borrower, no officer, employee or consultant of the Borrower is in violation of such confidential information and invention assignment agreement or any prior employee contract or proprietary information agreement with any other corporation or third party.

9 Operations

9.1 There has been no damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, business, operations of the Borrower or its subsidiaries.

9.2 There has been no Material Adverse Change to or in the business (including termination of any contracts or arrangements including those pertaining to its ongoing business) and / or the Borrower has not received any notice of any action or investigation or other proceedings of any nature whatsoever, by any Government authority which would restrain, prohibit or

SVB	BORROWER

Online Private Limited

otherwise challenge or impede the performance of the Loan Documents or would be likely to have a Material Adverse Change on the Borrower or its business.

9.3 The Borrower has all franchises, permits, licenses, and any similar authority/certification/authorization necessary for the conduct of its business as now being conducted by it, the lack of which would have a Material Adverse Change on the Borrower's Business, and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as currently planned to be conducted. The Borrower is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

9.4 The Borrower is not in violation of any applicable Law relating to the environment or occupational health and safety, and to its knowledge, no material expenditure are or will be required in order to comply with any such existing Law.

10 Assets

10.1 The specifics of the assets set out under Schedule A of the Deed of Hypothecation comprise a substantial part of the assets used in connection with the business of the Borrower and its subsidiaries.

10.2 No assets (whether comprising part of the Collateral or not) of the Borrower and its subsidiaries have been disposed other than (a) in the ordinary course of business and (b) of a value of less than Rs. 5,000,000 (Rupees Five Million only). Neither the Borrower nor its subsidiaries have given any rights to any third parties with respect to any of the assets owned by them other than in the ordinary course of business.

10.3 All assets of the Borrower and its subsidiaries including all debts due to the Borrower and its subsidiaries which are included in the audited financial accounts of the Borrower and its subsidiaries or have otherwise been represented as being the property of or due to the Borrower and/or its subsidiaries and/or being used by the Borrower or its subsidiaries for the purposes of their business are the absolute property of the Borrower or its subsidiaries, as the case may be, and/or is being leased to the Borrower or its subsidiaries, as the case may be.

10.4 Other than as disclosed in the audited financial statements, all receivables of the Borrower are considered good by the Borrower and the Borrower does not have any reason to believe that any of its receivables are to be treated as bad or doubtful debts.

11 Related Party Transactions

11.1 Set out in the Disclosure Schedule is a list of all subsisting transactions that the Borrower has entered into with its Related Parties.

SVB	BORROWER Yatra Online Private Limited

11.2 The Borrower hereby confirms that any transactions with Related Parties have been conducted at commercially justifiable terms and at an arm's length basis.

12 Intellectual Property

12.1 The Borrower and its subsidiaries are the absolute owners, valid licensees, or authorized users (as the case may be) of the Intellectual Property, which the Borrower and its subsidiaries are using. The Borrower and its subsidiaries have taken all necessary steps to maintain and protect the Intellectual Property.

12.2 The use by the Borrower or its subsidiaries of any Intellectual Property does not violate and would not infringe the Intellectual Property rights of any Person.

12.3 Neither the Borrower nor its subsidiaries have granted, nor is it obliged to grant, any license, sub-license or assignment in respect of any of its Intellectual Property. There are no restrictions on the right of the Borrower or its subsidiaries to license any of the Intellectual Property and Intellectual Property Rights owned by the Borrower.

12.4 With respect to Intellectual property, there are no legal proceedings including any litigation, arbitration, infringement and/or passing off actions filed against and/or is proposed and/or is threatened to be filed against the Borrower or its subsidiaries and that Borrower or its subsidiaries have not received any cease and desist notice so far and is/are not aware of any circumstance under which such a notice may be issued.

13 Insurance

13.1 All the material assets of the Borrower and its subsidiaries have been and are at the date of this Agreement insured for risks and in amounts standard for companies in Borrower's business and location and the same are in force as of the date of this Agreement.

13.2 The Borrower and its subsidiaries are in compliance with all the material terms and conditions under all existing and valid insurance policies

13.3 The Borrower will procure the necessary insurance coverage and will comply with the requirements in connection with insurance as laid out in the Term Loan Agreement or as may be specifically required by SVB.

14 Confidentiality

14.1 Neither the Borrower nor its subsidiaries have disclosed or permitted to be disclosed or undertaken or arranged to disclose to any Person any of its know-how, secrets or confidential information except in the ordinary course of business and subject to entering into valid and binding agreements with the party to whom such information has been disclosed to keep such information confidential.

SVB	BORROWER Yatra Online Private Limited

15 **Guarantees**

15.1 The Guarantee and the obligations set forth therein are enforceable in Cayman Islands.

15.2 The guarantee under the Guarantee has been provided in accordance with the applicable Law in Cayman Islands.

16 **Independent representations and warranties**

16.1 For the avoidance of doubt, the foregoing representations and warranties shall be separate and independent, and save as expressly provided shall not be limited by reference to any other section, clause or anything in this Agreement or its Annexures, Exhibits or Schedules.

17 **Disclosure to SVB**

17.1 All information relating to the Borrower, including subsidiaries of the Borrower which is material in relation to the Borrower's Business, operations, financial conditions, assets and liabilities, intellectual property, organization, Tax, employment related matters, compliance matters, litigation and environmental matters, required to be known by any prudent lender has been disclosed to SVB.

SVB	BORROWER

Yatra Online Private Limited

SCHEDULE 3
DISCLOSURE SCHEDULE

INTENTIONALLY LEFT BLANK

SVB	BORROWER

Yatra Online Private Limited

SCHEDULE 4
DEED OF HYPOTHECATION

INTENTIONALLY LEFT BLANK

SVB	BORROWER

SCHEDULE 5
GUARANTEE

Intentionally Left Blank

SVB	BORROWER